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                                  Exhibit 99.2
                                  ------------
April 16, 1998


                         WAVERIDER COMMUNICATIONS INC.
                        ANNOUNCES CAPITAL RESTRUCTURING
               Shareholder agreement enhances common share values


(TORONTO) - WaveRider Communications Inc., announced today the completion of an agreement reducing a source of future stock dilution. The agreement with its Series B Preferred Shareholders, dated for reference March 16, 1998, reduces the conversion rights for the Series B Preferred shares from 10 common shares per preferred share to 2.5 common shares per preferred share.

"We view this agreement as an extremely strong display of support and confidence, by the Series B Shareholders, for the company's development and direction," said Bruce Sinclair, WaveRider's president and CEO.

"This agreement enhances WaveRider's common share values, by removing a major source of future dilution," said Scott Worthington, WaveRider's chief financial officer. "At the same time it increases the company's flexibility to raise capital in the future."

As part of the agreement, the preferred shareholders agreed to immediately convert their preferred shares to common stock at the reduced conversion rate. The resulting 10 million new common shares were immediately placed in escrow and will be held by the company until certain levels of performance are met.

WaveRider is a leading wireless technology company that develops, manufactures and markets products for data communications and wireless Local Area Network
(LAN) applications. WaveRider's high performance products use frequency-hopping, spread spectrum technology coupled with time division multiple access techniques and operate in the license-free 900MHz and 2.4GHz ISM frequency bands.



Media Contact: Darryl Simmons at The Cohen Group (416) 756-7996 ext.6238 Investor Relations: 1-(888) 533-1910. Email: info@waverider.ca